Exhibit 99.1
For More Information Contact:
MEDIA CONTACTS:
Naomi Aoki
Director, Public Affairs
Biogen Idec
Tel: (617) 914-6524
INVESTOR CONTACTS:
Elizabeth Woo
Vice President, Investor Relations
Biogen Idec
Tel: (617) 679-2812
BIOGEN IDEC ANNOUNCES STRATEGIC UPDATES
AT INVESTOR MEETINGS
Strong Growth Cycle Drives Goal of 15% Top-Line CAGR and
20% Bottom-Line CAGR Through 2010
15 Products in Phase 2 or Beyond to Contribute to Mid-to-Long Term Growth
Cambridge, MA, September 6, 2007 — In presentations to investors today and over the next week, Biogen Idec (NASDAQ: BIIB) CEO James C. Mullen will outline key growth opportunities and review the company’s long-range strategic and financial goals. Mullen is scheduled to speak at the Thomas Weisel Partners Healthcare Conference at 8 a.m. today in Boston and the Bear Stearns Healthcare Conference on Sept. 10 in New York. Both presentations will be available via webcast on the Investor Relations section of www.biogenidec.com. Supplemental information in the form of a slide presentation will also be accessible on the internet at the same location at the time of each presentation and will remain on the Biogen Idec website until at least September 30, 2007.
Financial Goals
Biogen Idec will announce its goal to generate revenue growth at a 15% compound annual growth rate (CAGR) and non-GAAP EPS at a 20% CAGR from 2007 through 2010.
These financial goals reflect the strong growth momentum already underway at Biogen Idec. Specifically, the company expects its growth to be driven by:
¡	Continued solid performance of AVONEX® (Interferon beta-1a), the world’s leading multiple sclerosis treatment;

¡	Expansion of RITUXAN® (rituximab), the world’s leading cancer treatment, into autoimmune diseases;

¡	Achieving the milestone of 100,000 patients on TYSABRI® (natalizumab) by year-end 2010; and,
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¡	Continued geographic diversification of its revenue base with more than 40% of revenue from its International business by 2010.
“Now that Biogen Idec is more than a year into the reintroduction of TYSABRI in the U.S., and we have launched and gained reimbursement for this important therapy in the major European markets, we are providing greater detail regarding our goals for long-range growth,” Mullen said. “Over the near- to mid-term, we expect to see continued strong performances by AVONEX and RITUXAN as well as the emergence of TYSABRI as the world’s leading therapy for patients with multiple sclerosis.”
Pipeline Highlights
The company has 15 product candidates in Phase 2 clinical trials or beyond with more than 10 data readouts expected by the end of 2008. These programs are expected to contribute to similar top-line growth over the longer term. By 2010, the company’s goal is to have four new products and/or existing products launched in new indications as well as six programs in late-stage clinical development.
“Our growth goals reflect the contribution of our robust pipeline,” Mullen said. “Over the past two years, we’ve successfully advanced multiple internal programs. At the same time, we’ve pursued a business development strategy that has allowed us to access more than 10 molecules for less than $640 million in upfront payments. We plan to continue growing our core therapeutic areas while expanding into new areas with a focus on first-in-class and best-in-class products.”
As part of the presentation, Mullen will discuss several promising programs: lumiliximab for chronic lymphocytic leukemia; RITUXAN for lupus; LTbR-Fc for rheumatoid arthritis; long acting factor IX for hemophilia B; and HSP90 inhibition for blood and solid cancers.
2007 Financial Guidance Reiterated
Mullen will reiterate guidance for the full-year 2007. On July 24, in reporting its second-quarter financial results, the company increased the full-year guidance to:
¡	Total revenue growth of 16%-18% over 2006;

¡	Non-GAAP diluted EPS — reflecting the repurchase of $3 billion of shares through the recently completed Dutch tender offer — in the range of $2.60 to $2.70, representing 16% to 20% annual growth. This non-GAAP diluted EPS estimate excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and other items and their related tax effects; and,

¡	GAAP diluted EPS in the range of $1.84 to $1.94, versus $0.63 per share in 2006. This estimate includes the impact of the Cardiokine deal but excludes any other future acquisitions or transactions. In order to reconcile GAAP and non-GAAP EPS guidance, we have excluded the following items from our non-GAAP EPS guidance provided above:
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•	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $287 million, or approximately $0.90 per share, for already completed transactions;

•	Stock option expense due to FAS 123R in 2007 is estimated to be in the range of $30-$40 million, or approximately $ 0.07-$ 0.09 per share.
Because the company cannot predict with certainty the nature or the amount of non-operating or unusual charges for 2007, we have made no assumption regarding future purchase accounting charges in this GAAP guidance. The company may incur charges or realize income in 2007 which could cause actual results to vary from this guidance.
At the time of the merger in 2003, the company forecast 15% CAGR in revenue and 20% CAGR in non-GAAP EPS though the end of 2007. Achievement of this full-year 2007 guidance would enable the company to fulfill those financial goals by generating 14% CAGR in revenue and 21% CAGR in non-GAAP EPS though the end of 2007.
GAAP EPS Reconciliation
On a reported basis, calculated in accordance with accounting principles generally accepted in the U.S. (GAAP), the company aims to grow GAAP EPS from 2007 through 2010 at a 25% CAGR. The long-term non-GAAP EPS goal excludes the impact of purchase accounting, merger-related adjustments, stock option expense, and their related tax effects. In order to reconcile long-term GAAP and non-GAAP EPS figures, the company has excluded the following items for 2008 through 2010 from our non-GAAP EPS goal provided above:
¡	Purchase accounting charges, including amortization of acquired intangible assets and IPR&D, is estimated to be $760-$800 million for already completed transactions;

¡	Stock option expense due to FAS 123R is estimated to be in the range of $80-$90 million;

¡	Tax benefit of $220-$240 million related to the pre-tax reconciling items.
Because the company cannot predict with certainty the nature or the amount of non-operating or unusual charges through 2010, it has made no assumption regarding new purchase accounting charges in this GAAP EPS goal. The company may incur charges or realize income through 2010 which could cause actual results to vary from the goal.
Use of Non-GAAP Financial Measures
“Non-GAAP EPS” financial measures are defined as reported, or GAAP, EPS excluding, for the reasons discussed below, (1) purchase accounting and merger-related adjustments, (2) stock option expense and (3) other items. Management uses these non-GAAP financial measures to establish financial goals and gain an understanding of the comparative financial performance of the company from year to year and quarter to quarter. Accordingly, Biogen Idec believes investors’ understanding of the company’s financial performance is enhanced as a result of our disclosing these non-GAAP financial measures. Non-GAAP net income and diluted EPS should not be viewed in isolation or as a substitute for reported, or GAAP, EPS.
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Purchase accounting and merger-related adjustments — Non-GAAP EPS exclude certain purchase accounting impacts such as those related to the merger with Biogen, Inc. (the “Merger”) and the acquisitions of Fumapharm AG, Conforma Therapeutics Corp. and Syntonix Pharmaceuticals, Inc. These include charges for in process research and development and the incremental charge to cost of goods sold from the company’s sale of acquired inventory that was written up to fair value at the acquisition date. Additionally, these excluded impacts include the incremental charges related to the amortization of the acquired intangible assets. Excluding these charges allows management and investors an alternative view of the company’s financial results “as if” the acquired intangible asset had been developed internally rather than acquired and, therefore, provides a supplemental measure of performance in which the company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property.
Stock option expense — Non-GAAP net income and diluted EPS exclude the impact of our stock option expense recorded in accordance with SFAS No. 123R and the cumulative effect of an accounting change relating to its initial adoption. The company believes that excluding the impact of expensing stock options better reflects the recurring economic characteristics of our integrated business. The company does include the P&L impact of restricted stock awards and other cash incentives in its non-GAAP results.
Other items — Non-GAAP net income and diluted EPS exclude other unusual or non-recurring items that are evaluated on an individual basis. The evaluation of whether to exclude an item for purposes of determining our non-GAAP financial measures considers both the quantitative and qualitative aspects of the item, including, among other things (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. Items excluded for purposes of determining non-GAAP net income and diluted EPS are severance and restructuring charges and a gain on sale of long-lived assets.
About Biogen Idec
Biogen Idec creates new standards of care in therapeutic areas with high unmet medical needs. Founded in 1978, Biogen Idec is a global leader in the discovery, development, manufacturing, and commercialization of innovative therapies. Patients in more than 90 countries benefit from Biogen Idec’s significant products that address diseases such as lymphoma, multiple sclerosis, and rheumatoid arthritis. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.
Safe Harbor
This press release contains forward-looking statements about our expected revenues, earnings, product sales, product development and other matters. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from that which we expect. Important factors that could cause our actual results to differ include our continued dependence on our two principal products, AVONEX and RITUXAN, the uncertainty of success in commercializing other products including TYSABRI, the occurrence of adverse safety events with our products, the failure to execute our growth strategy successfully or to compete effectively in our markets,
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our dependence on collaborations over which we may not always have full control, possible adverse impact of government regulation and changes in the availability of reimbursement for our products, problems with our manufacturing processes and our reliance on third parties, fluctuations in our operating results, our ability to protect our intellectual property rights and the cost of doing so, the risks of doing business internationally and the other risks and uncertainties that are described in Item 1A “Risk Factors” in our most recent Form 10-Q filing with the SEC. These forward-looking statements speak only as of the date of this press release, and we do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.
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